Exhibit 5.1

                                 Graubard Miller
                                600 Third Avenue
                          New York, New York 10016-2097


                                                    September 28, 2001


First Look Media, Inc.
8800 Sunset Boulevard, Third Floor
Los Angeles, California  90069

Dear Sirs:


         Reference is made to Post-Effective Amendment No. 3 to Form S-1 on Form S-4 ("Registration Statement") filed by First Look Media, Inc. ("Company"), a Delaware corporation, under the Securities Act of 1933, as amended ("Act"), with respect to an offer by the Company to exchange any or all of its outstanding redeemable common stock purchase warrants ("Warrants") issued in connection with the Company's initial public offering in February 1995 for up to an aggregate of 321,429 shares of common stock, par value $.001 per share ("Common Stock"), plus such additional shares of Common Stock as may be issued due to rounding. In the exchange offer, the Company will exchange .0714 shares of Common Stock for every Warrant tendered for exchange ("Exchange Offer").


         We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.


         Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company in exchange for the Warrants, when exchanged in accordance with the terms of the Prospectus and Letter of Transmittal (forming a part of the Registration Statement) will be legally issued, fully paid and nonassessable.


         In giving this opinion, we have assumed that all certificates for the Company's shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.


         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.


                                              Very truly yours,

                                              /s/ Graubard Miller